UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Vodafone Group Plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Vodafone House, The Connection
Newbury, Berkshire, England	RG14 2FN
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
$2,000,000,000 3.750% Notes due January 2024	The New York Stock Exchange
$1,500,000,000 4.125% Notes due May 2025	The New York Stock Exchange
$3,000,000,000 4.375% Notes due May 2028	The New York Stock Exchange
$1,000,000,000 5.000% Notes due May 2038	The New York Stock Exchange
$3,000,000,000 5.250% Notes due May 2048	The New York Stock Exchange
$1,000,000,000 Floating Rate Notes due January 2024	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-219583

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 a prospectus supplement, dated May 23, 2018 (the “Prospectus Supplement”), relating to its $2,000,000,000 3.750% Notes due January 2024, $1,500,000,000 4.125% Notes due May 2025, $3,000,000,000 4.375% Notes due May 2028, $1,000,000,000 5.000% Notes due May 2038, $3,000,000,000 5.250% Notes due May 2048 and $1,000,000,000 Floating Rate Notes due January 2024 (collectively, the “Registrant’s Notes”), which are to be registered hereunder, to a prospectus dated July 31, 2017 (the “Prospectus”) filed under Rule 424(b) and forming a part of the Registrant’s Registration Statement on Form F-3 (File No. 333-219583). The Registrant incorporates by reference the Prospectus Supplement and the Prospectus to the extent set forth below.

Item 1. Description of Registrant’s Securities to be Registered

Reference is made to the information set forth under the headings “Description of Notes” in the Prospectus Supplement and under “Description of Debt Securities We May Offer” and “Taxation” in the Prospectus.

Item 2. Exhibits

The Registrant’s Notes are expected to be listed on the New York Stock Exchange (the “NYSE”), the exchange on which certain other securities of the Registrant are currently listed. Accordingly, copies of the following exhibits shall be filed with each copy of this Registration Statement filed with the Commission or with the NYSE, subject to Rule 12b-32 regarding the incorporation of exhibits by reference.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement:

1.1                         Indenture, dated as of February 10, 2000, between Vodafone Group Plc and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated July 24, 2007 between Vodafone Group Plc, The Bank of New York Mellon and Citibank N.A.), including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000).

1.2                         Officer’s Certificate of the Registrant pursuant to Section 301 of the Indenture, dated May 30, 2018, setting forth the terms of its $2,000,000,000 aggregate principal amount of 3.750% Notes due January 2024, its $1,500,000,000 aggregate principal amount of 4.125% Notes due May 2025, its $3,000,000,000 aggregate principal amount of 4.375% Notes due May 2028, its $1,000,000,000 aggregate principal amount of 5.000% Notes due May 2038, its $3,000,000,000 aggregate principal amount of 5.250% Notes due May 2048 and its $1,000,000,000 aggregate principal amount of Floating Rate notes due January 2024.

INDEX TO EXHIBITS

Exhibit No.	Exhibit
1.1

Indenture, dated as of February 10, 2000, between Vodafone Group Plc and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated July 24, 2007 between Vodafone Group Plc, The Bank of New York Mellon and Citibank N.A.), including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000).

1.2

Officer’s Certificate of the Registrant pursuant to Section 301 of the Indenture, dated May 30, 2018, setting forth the terms of its $2,000,000,000 aggregate principal amount of 3.750% Notes due January 2024, its $1,500,000,000 aggregate principal amount of 4.125% Notes due May 2025, its $3,000,000,000 aggregate principal amount of 4.375% Notes due May 2028, its $1,000,000,000 aggregate principal amount of 5.000% Notes due May 2038, its $3,000,000,000 aggregate principal amount of 5.250% Notes due May 2048 and its $1,000,000,000 aggregate principal amount of Floating Rate notes due January 2024.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereto duly authorized.

Vodafone Group Plc
(Registrant)
Date: May 30, 2018

By:	/s/ Neil Garrod
Name:	Neil Garrod
Title:	Group Treasury Director